RESTATED CERTIFICATE OF INCORPORATION
                                       of
                                 CONOCOPHILLIPS

                  FIRST: The name of the Corporation is ConocoPhillips (hereinafter the "Corporation").

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL").

                  FOURTH: A. AUTHORIZED SHARES. The total number of shares of stock that the Corporation shall have authority to issue is 3,000,000,000 (three billion) of which (i) 2,500,000,000 (two billion, five hundred million) shares shall be shares of Common Stock, par value $.01 per share (the "Common Stock"), and (ii) 500,000,000 (five hundred million) shares shall be shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The number of authorized shares of any of the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

                  B. PREFERRED STOCK. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, and the voting powers, preferences and relative,participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The voting powers, preferences and relative, participating, optional and other special rights, if any, of each series of Preferred Stock, and any qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

                  C.   COMMON STOCK.


                  (1) Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Restated Certificate of Incorporation ("Certificate of Incorporation"), holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

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                  (2) (a) At every meeting of the stockholders of the
Corporation every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

                       (b) The affirmative vote of shares representing not less than 80% of the votes entitled to be cast by the Voting Stock shall be required to alter, amend or adopt any provision inconsistent with or repeal Article FIFTH, Article SEVENTH or Article NINTH or any provision of this paragraph (C)(2)(b), and the affirmative vote of shares representing not less than 80% of the votes entitled to be cast by the Voting Stock, acting on the unanimous recommendation of the entire Board of Directors, shall be required to alter, amend or adopt any provision inconsistent with or repeal Article FIRST. "Voting Stock" shall mean the then outstanding shares of capital stock entitled to vote generally on the election of directors and shall exclude any class or series of capital stock only entitled to vote in the event of dividend arrearages thereon, whether or not at the time of determination there are any such dividend arrearages.

                  (c) Every reference in this Certificate of Incorporation to a majority or other proportion of shares, or a majority or other proportion of the votes of shares, of Voting Stock shall refer to such majority or other proportion of the votes to which such shares of Voting Stock are entitled.

                  (d) At any meeting of stockholders, the presence in person or by proxy of the holders of shares of capital stock entitled to cast a majority of all the votes which could be cast at such meeting by the holders of all of the outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum.

                  (3) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock. For purposes of this paragraph (C)(3), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations or other entities (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

                  (4) (a) All rights to vote and all voting power (including, without limitation thereto, the right to elect directors) shall be vested exclusively in the holders of Common Stock, except as otherwise expressly provided in this Certificate of Incorporation, in a

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Certificate of Designation with respect to any Preferred Stock or as otherwise expressly required by applicable law.

                  (b) No stockholder shall be entitled to exercise any right of cumulative voting.

                  FIFTH: A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The total number of directors constituting the entire Board shall be not less than six nor more than twenty as determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected and until his successor shall be elected and shall qualify, subject however, to prior death, resignation or removal from office. Notwithstanding the immediately preceding sentence: the Class I directors in office immediately following the Merger Effective Time shall have an initial term ending on the date of the first annual meeting held after the date on which the mergers provided for in the Agreement and Plan of Merger dated as of November 18, 2001, by and among Phillips Petroleum Company, the Corporation, Porsche Merger Corp., Corvette Merger Corp. and Conoco Inc. became effective (the "Merger Effective Time"); the Class II directors in office immediately following the Merger Effective Time shall have an initial term ending on the date of the second annual meeting held after the Merger Effective Time; and the Class III directors in office immediately following the Merger Effective Time shall have an initial term ending on the date of the third annual meeting held after the Merger Effective Time. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting at which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation or removal from office. Unless otherwise required by law, any vacancy on the Board of Directors may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, or by stockholders if such vacancy was caused by the action of stockholders (in which event such vacancy may not be filled by the directors or a majority thereof).

                  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

                  Notwithstanding the foregoing, whenever the holders of outstanding shares of one or more series of Preferred Stock are entitled to elect a director or directors of the Corporation separately as a series or together with one or more other series pursuant to a resolution of the Board of Directors providing for the establishment of such series, such director or directors shall not be classified pursuant to or be subject to the foregoing provisions of this Article FIFTH, and the election, term of office, removal and filling of vacancies in respect of such director or directors shall be governed by the resolution of the Board of Directors so providing for the establishment of such series and by applicable law.

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                  B. Any director or the entire Board of Directors may only be removed for cause, such removal to be by the affirmative vote of the shares representing at least a majority of the votes entitled to be cast by the Voting Stock. Unless the Board of Directors has made a determination that removal is in the best interests of the Corporation (in which case the following definition shall not apply), "cause" for removal of a director shall be deemed to exist only if (i) the director whose removal is proposed has been convicted, or when a director is granted immunity to testify when another has been convicted, of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has been found by the affirmative vote of a majority of the Directors then in office at any regular or special meeting of the Board of Directors called for that purpose, or by a court of competent jurisdiction to have been guilty of willful misconduct in the performance of his duties to the Corporation in a matter of substantial importance to the Corporation; or (iii) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability as a director of the Corporation. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect directors of the Corporation pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the resolution or resolutions of the Board of Directors providing for the establishment of any such series, any such director of the Corporation so elected may be removed in accordance with the provisions of such resolution or resolutions.

                  C. There shall be no limitation on the qualification of any person to be a director or on the ability of any director to vote on any matter brought before the Board or any Board committee, except (i) as required by applicable law, (ii) as set forth in this Certificate of Incorporation or (iii) any By-Law adopted by the Board of Directors with respect to the eligibility for election as a director or the qualification for continuing service as a director upon reaching a specified age or, in the case of employee directors, with respect to the qualification for continuing service of directors upon ceasing employment from the Corporation.

                  D. Except as (i) required by applicable law or (ii) set forth in this Certificate of Incorporation, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

                  E. The following provisions are inserted for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  (1) The By-Laws of the Corporation may be adopted, altered, amended or repealed (i) by the affirmative vote of the shares representing a majority of the votes entitled to be cast by the Voting Stock; PROVIDED, HOWEVER, that any proposed alteration, amendment or repeal of, or the adoption of any By-Law inconsistent with, Section 3, 7, 10 or 11 of Article II of the By-Laws or Section 1, 2 or 11 of Article III of the By-Laws or Section 4, 5 or 12 of Article IV of the By-Laws (in each case, as in effect on the date hereof), or the alteration, amendment or the repeal of, or the adoption of any provision inconsistent with this sentence, by the stockholders shall require the affirmative vote of shares representing not less than 80% of the votes entitled to be cast by the Voting Stock; and PROVIDED, FURTHER, HOWEVER, that in the case of

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any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, amendment, repeal or adoption of the new By-Law or By-Laws must be contained in the notice of such special meeting, or (ii) by action of the Board of Directors of the Corporation except as otherwise specified in
Section 12 of Article IV of the By-Laws.

                  (2) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; PROVIDED, HOWEVER, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                  SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                  SEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of such holders and may not be effected by a consent in writing by such holders in lieu of such a meeting. Except as otherwise required by law, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof or by the Chairman of the Board of Directors of the Corporation and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice of such meeting shall be transacted at any special meeting.

                  EIGHTH: A. Subject to Section 253 of the DGCL, in addition to any affirmative vote that may be required by law, this Certificate of Incorporation or the By-Laws of the Corporation, and except as otherwise expressly provided in paragraph (B) of this Article EIGHTH:

                  (i) any merger or consolidation of the Corporation or any subsidiary of the Corporation with or into (A) any Related Person or (B) any Person that is an Affiliate of a Related Person; or

                  (ii) any sale, lease, exchange, transfer or other disposition by the Corporation to any Related Person or any Affiliate of any Related Person of all or substantially all of the assets of the Corporation; or

                  (iii) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation for which the approval of shareholders of the Corporation is otherwise required, or any merger, consolidation or share exchange of the Corporation with any of its subsidiaries for which the approval of shareholders of the Corporation is otherwise required, which has the effect, either directly or indirectly, of increasing by more than 1% the

                                      -5-

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proportionate share of the Common Stock or Voting Stock Beneficially Owned by
any Related Person or any Affiliate of any Related Person; or

                  (iv) any dissolution of the Corporation voluntarily caused or proposed by or on behalf of a Related Person or any Affiliate of any Related Person, shall require the affirmative vote of shares representing (x) not less than 80% of the votes entitled to be cast by the Voting Stock and (y) not less than 66-2/3% of the votes entitled to be cast by the Voting Stock not Beneficially Owned, directly or indirectly, by any Related Person, with respect to such Business Combination. Such affirmative vote shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, elsewhere in this Certificate of Incorporation, in the By-Laws of the Corporation or in any agreement with any national securities exchange or otherwise.

                  B. The provisions of paragraph (A) shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, the By-Laws of the Corporation and any other provision of the Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs (B)(i) and (B)(ii) are met:

                  (i) the cash, property, securities or other consideration to be received per share by each holder of any outstanding class or series of Voting Stock in the Business Combination is, with respect to each such class or series, either (A) the same in form and amount per share as the highest consideration paid by the Related Person in a tender or exchange offer in which such Related Person acquired at least 50% of the outstanding stock of such class or series of Voting Stock and which was consummated not more than one year prior to the date of such Business Combination, or if earlier, the entering into of a definitive agreement providing therefor or (B) not less in amount (as to cash) or Fair Market Value (as to consideration other than cash) as of the date of the determination of the Highest Per Share Price (as to property, securities or other consideration) than the Highest Per Share Price applicable to such class or series of shares of Voting Stock; PROVIDED THAT, in the event of any Business Combination in which the Corporation survives, any shares retained by the holders thereof shall constitute consideration other than cash for purposes of this paragraph (B)(i); or

                  (ii) a majority of the Continuing Directors shall have expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person.

         In the case of any Business Combination with a Related Person to which paragraph (B)(ii) above does not apply, a majority of the Continuing Directors, promptly following the request of a Related Person, shall determine the Highest Per Share Price for each class or series of stock of the Corporation. Such determination shall be announced not less than five days prior to the meeting at which holders of shares vote on the Business Combination. Such determination shall be final, unless the Related Person becomes the Beneficial Owner of additional shares of Common Stock after the date of the earlier determination, in which case the Continuing Directors shall make a new determination as to the Highest Per Share Price for each class or series of shares prior to the consummation of the Business Combination.

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         A Related Person shall be deemed to have acquired a share at the time that such Related Person became the Beneficial Owner thereof. With respect to shares owned by Affiliates, Associates and other Persons whose ownership is attributable to a Related Person, if the price paid by such Related Person for such shares is not determinable by a majority of the Continuing Directors, the price so paid shall be deemed to be the higher of (i) the price paid upon the acquisition thereof by the Affiliate, Associate or other Person or (ii) the Share Price of the shares in question at the time when the Related Person became the Beneficial Owner thereof.

                  C. For purposes of this Article EIGHTH and notwithstanding anything to the contrary set forth in this Certificate of Incorporation:

                  (i) The term "Affiliate," used to indicate a relationship to a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  (ii) The term "Associate," used to indicate a relationship with a specified Person, shall mean (A) any corporation, partnership, limited liability company, association, joint venture or other organization (other than the Corporation or any wholly owned subsidiary of the Corporation) of which such specified Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities; (B) any trust or other estate in which such specified Person has a beneficial interest of 10% or more or as to which such specified Person serves as trustee or in a similar fiduciary capacity; (C) any Person who is a director or officer of such specified Person or any of its parents or subsidiaries (other than the Corporation or any wholly owned subsidiary of the Corporation); and (D) any relative or spouse of such specified Person or of any of its Associates, or any relative of any such spouse, who has the same home as such specified Person or such Associate.

                  (iii) A Person shall be a "Beneficial Owner" of any stock (A) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or (B) which such Person or any of its Affiliates or Associates has, directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or (C) which is beneficially owned, directly or indirectly, by any other Person, with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such stock; or (D) of which such Person would be the Beneficial Owner pursuant to the terms of Rule 13d-3 of the Exchange Act, as in effect on September 30, 1998. Stock shall be deemed "Beneficially Owned" by the Beneficial Owner or Owners thereof.

                  (iv) The term "Business Combination" shall mean any transaction which is referred to in any one or more of clauses (i) through (iv) of paragraph (A) of this Article EIGHTH.

                  (v) The term "Continuing Director" shall mean, with respect to a Business Combination with a Related Person, any director of the Corporation who is unaffiliated with the Related Person and was a director prior to the time that the Related Person became a Related

                                      -7-

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Person, and any successor of a Continuing Director who is unaffiliated with the
Related Person and is recommended or nominated to succeed a Continuing Director by a majority of the Continuing Directors. Without limiting the generality of the foregoing, a director shall be deemed to be affiliated with a Related Person if such director (A) is an officer, director, employee or general partner of such Related Person; (B) is an Affiliate or Associate of such Related Person;
(C) is a relative or spouse of such Related Person or of any such officer, director, general partner, Affiliate or Associate; (D) performs services, or is a member, employee, greater than 5% stockholder or other equity owner of any organization (other than the Corporation and its subsidiaries) which performs services for such Related Person or any Affiliate of such Related Person, or is a relative or spouse of any such Person; or (E) was nominated for election as a director by such Related Person.

                  (vi) The term "Fair Market Value" shall mean, in the case of securities, the average of the closing sales prices during the 30-day period immediately preceding the date in question of such security on the principal United States securities exchange registered under the Exchange Act on which such security is listed (or the composite tape therefor) or, if such securities are not listed on any such exchange, the average of the last reported sales price (if so reported) or the closing bid quotations with respect to such security during the 30-day period preceding the date in question on the New York Stock Exchange or, if no such quotations are available, the fair market value on the date in question of such security as determined in good faith by a majority of the Continuing Directors; and in the case of property other than cash or securities, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

                  (vii) The term "Highest Per Share Price" shall mean, with respect to a Related Person, the highest price that can be determined to have been paid or agreed to be paid for any share or shares of any class or series of Voting Stock by such Related Person in a transaction that either (1) resulted in such Related Person's Beneficially Owning 15% or more of such class or series of Voting Stock outstanding or (2) was effected at a time when such Related Person Beneficially Owned 15% or more of such class or series of Voting Stock outstanding, in either case occurring not more than one year prior to the date of the Business Combination. In determining the Highest Per Share Price, appropriate adjustment will be made to take into account (w) distributions paid or payable in stock, (x) subdivisions of outstanding stock, (y) combinations of shares of stock into a smaller number of shares and (z) similar events.

                  (viii) The term "Person" shall mean any individual, corporation, limited liability company, association, partnership, joint venture, trust, estate or other entity or organization.

                  (ix) The term "Related Person" shall mean any Person
(other than the Corporation or any subsidiary of the Corporation and other than any profit sharing, employee ownership or other employee benefit plan of the Corporation or any subsidiary of the corporation or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which (A) is the Beneficial Owner of 15% or more of any class or series of Voting Stock outstanding; or (B) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner of 15% or more of any class or series of Voting Stock outstanding. For the purposes of determining whether a Person is a Related Person, the number of shares of any class or series deemed to be outstanding shall

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include shares of such class or series of which the Person is deemed the
Beneficial Owner, but shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, otherwise.

                  D. Nothing contained in this Article EIGHTH shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

                  E. Notwithstanding any other provision of this Certificate of Incorporation (and notwithstanding that a lesser percentage may be specified by law), the affirmative vote of shares representing (x) not less than 80% of the votes entitled to be cast by the Voting Stock voting together as a single class and (y) not less than 66-2/3% of the votes entitled to be cast by the Voting Stock not Beneficially Owned, directly or indirectly, by any Related Person shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article EIGHTH.

                  NINTH: To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.